RELEASE ON: May 5, 2015 at 0800 ET

CONTACT:	Sydney Siegmeth
PR Director
TASER/EVIDENCE.com
Media ONLY Hotline: (480) 444-4000
Press@TASER.com
TASER to Acquire MediaSolv Corporation to Broaden Digital Evidence Management Solutions For Law Enforcement

Acquisition Creates Industry-Leading Capabilities and Increases Total Number of Major Cities on TASER’s Digital Platform to 23

SEATTLE, WA, May 5, 2015 − TASER International (NASDAQ: TASR), the global leader in cloud-based digital evidence management and body-worn video, today announced it has signed a definitive agreement to acquire MediaSolv Solutions Corp., a leading solution for interview room video, CCTV, in-car and on premises digital evidence management. MediaSolv's product suite will be connected to TASER's Axon and EVIDENCE.com platform, further enabling law enforcement to unify existing silos of digital media and evidence into a seamless workflow from capture to the courtroom.  The combination will offer MediaSolv's existing customers enhanced management, storage, and sharing capabilities through the EVIDENCE.com cloud platform, while simultaneously enhancing and expanding TASER's existing portfolio of products and services.

Since 2009, MediaSolv has focused on delivering an integrated product suite, expanding its capabilities in 2011 with the acquisition of Insight Video Net - the core team behind the Panasonic Arbitrator In Car Video System.  An established leader, MediaSolv delivers an integrated digital evidence management software product for law enforcement that handles evidence from interview rooms, surveillance cameras and provides support for Panasonic's Arbitrator In-Car Video.  Current customers include the Chicago Police Department, Philadelphia Police Department, Toronto Police Services, among others.  In total, Mediasolv's customers include an additional 7 Major Cities, bringing the total number of Major City agencies on TASER's digital platform to 23.

The acquisition will expand on TASER's investment in digital evidence management, providing existing and new customers a cloud-connected pathway for data siloed across their agency, including CCTV, in-car video, interview room video, digital images, and more.  The MediaSolv product line immediately expands both the near and long term growth opportunities for the EVIDENCE.com platform.  It provides law enforcement officials comprehensive tools and resources for managing all of their digital evidence in an efficient and cost-effective manner.

“MediaSolv and TASER share the vision of delivering innovative products to our customers,” said Jim Weaver, President and CEO of MediaSolv. “We're excited to join the TASER team so we can partner together to solve the challenges agencies face when managing their digital evidence.”

“Jim and the MediaSolv team have built something greatly admired by their customers,” said Rick Smith, CEO and Founder of TASER.  “Together, we will accelerate our efforts to deliver the leading solution for end-to-end digital evidence management for law enforcement. Our shared customer passion underscores our commitment and we're looking forward to welcoming the MediaSolv team to TASER.”

The transaction will include $8 million of cash at close, with up to $5 million of earn-outs for shareholders and employees, employee retention and relocation payments for a total potential price of $13 million.  MediaSolv's eleven employees have been offered employment at TASER and will transition over the coming months.

The Company will host a conference call at 11:30 a.m. EDT on May 6, 2015 to discuss the MediaSolv acquisition in further detail.  To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial 253-237-1156.  The pass code is 42301895.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform. More than 148,000 lives and countless dollars have been saved with TASER's products and services.

Learn more at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737. TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo and AXON are trademarks of TASER International, Inc.

About MediaSolv Corporation

MediaSolv Solutions Corp. designs, develops, and delivers integrated digital evidence management systems for federal, state, and local law enforcement, fire departments, and public or private security agencies involved in evidence gathering and management in the United States. The company’s products include MediaSolv Commander, an integrated digital evidence management software platform that handles digital evidence of videos, documents, photos, digital audio, and cold case files; and Tracer an interview room recording application which enables the capture of witness statements, interrogation rooms. The company was founded in 2004 and is based in Herndon, Virginia. MediaSolv Solutions Corp. operates as a subsidiary of ManTech International Corporation.

Note to Investors

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and https://www.facebook.com/TASER.International where TASER discloses information from time to time about the company, its financial information, and its business.

Visit our Investor Relations Safe Harbor Statement at: http://investor.taser.com/safeHarbor.cfm

For investor relations information please contact Erin Curtis by phone at 480-515-6330 or via email at IR@TASER.com.

# # #